Exhibit 99.1

Celanese Corporation

1601 West LBJ Freeway Dallas, Texas 75234-6034
News Release
Celanese Corporation Declares Common and Preferred Share Dividends
DALLAS, October 5, 2009 — Celanese Corporation (NYSE:CE), a leading, global chemical company, today declared quarterly dividends of $0.04 per share on its common stock and $0.265625 per share on its 4.25% convertible perpetual preferred stock, both payable on November 2, 2009.
The dividends are payable for the period beginning August 3, 2009 and ending on and including November 1, 2009 to owners of record as of October 15, 2009.
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Contacts:

Investor Relations	Media
Mark Oberle	W. Travis Jacobsen
Phone: +1 972 443 4464	Phone: +1 972 443 3750
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.8 billion in 2008, with approximately 65% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,000 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.